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                                                                      EXHIBIT 99


           SAFE HARBOR PROVISION OF THE PRIVATE SECURITIES LITIGATION
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                               REFORM ACT OF 1935
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Libbey desires to take advantage of the "safe harbor" provisions of the Private
Securities Litigation Reform Act of 1995 and has filed form 8-K under date of August 6, 1996 in order to do so.

Libbey wishes to caution readers that the following important factors, among others, could affect Libbey's actual results and could cause Libbey's actual consolidated results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Libbey.

Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar, the inability to achieve re-engineering related savings and profit improvements at targeted levels, or within the intended time periods, inability to achieve target efficiencies at Syracuse China, significant increases in interest rates and the per unit costs of natural gas, corrugated packaging, and other purchased materials, major slowdowns in the retail, travel or entertainment industries, whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably.